Execution Copy
AMENDMENT NO. 1 TO THE SIXTH AMENDED AND RESTATED
CREDIT AND REIMBURSEMENT AGREEMENT
Dated as of May 6, 2016
AMENDMENT NO. 1 TO THE SIXTH AMENDED AND RESTATED CREDIT AND REIMBURSEMENT AGREEMENT (this “Amendment”) among The AES Corporation, a Delaware corporation (the “Borrower”), the Bank Parties listed on the signature pages hereto, CITIBANK, N.A., as administrative agent (the “Agent”) and CITIBANK, N.A., as collateral agent, for the Bank Parties (the “Collateral Agent”).
PRELIMINARY STATEMENTS
(1)    WHEREAS, the Borrower is party to a Sixth Amended and Restated Credit and Reimbursement Agreement dated as of July 26, 2013 (as amended, amended and restated, supplemented or otherwise modified up to the date hereof, the “Credit Agreement”; capitalized terms used herein but not defined shall be used herein as defined in the Credit Agreement) among Citibank, N.A., as Administrative Agent and the other Bank Parties, agents and arrangers party thereto;
(2)    WHEREAS, Citigroup Global Markets Inc., Mizuho Bank, Ltd., and MUFG Union Bank, N.A., are the joint lead arrangers for the Amendment; and
(3)    WHEREAS, the Borrower, each 2016 Departing Revolving Credit Loan Bank (as defined below) and each Revolving Credit Loan Bank have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement as set forth below; and
(4)    WHEREAS, certain of the Banks have agreed to increase their Revolving Credit Loan Commitments and others have elected to reduce their Revolving Credit Loan Commitments, which will result in the Revolving Credit Loan Commitments, as set forth on Appendix I to the Credit Agreement, being amended and restated as set forth on Annex A hereto.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Amendment. As of the Amendment Effective Date, the Credit Agreement is hereby amended as set forth below:
(a)    Appendix I to the Credit Agreement shall be amended and restated as set forth on Annex A hereto.
(b)    The following definitions shall be added to the Credit Agreement:
“2016 Bank” means each lender listed on Annex A to the Amendment as having a Revolving Credit Loan Commitment on the Amendment Effective Date.
“2016 Additional Revolving Credit Loan Bank” means a Revolving Credit Loan Bank identified as such on Annex A to the Amendment.
“2016 Assigned Interests” has the meaning set forth in Section 2.01(a)(vii).
“2016 Assignee Revolving Credit Loan Bank” has the meaning set forth in Section 2.01(a)(vii).
“2016 Departing Revolving Credit Loan Bank” means each 2016 Existing Revolving Credit Loan Bank with a Revolving Credit Loan Commitment of $0 (zero) as shown on Annex A to the Amendment.
“2016 Existing Revolving Credit Loan Bank” means each Revolving Credit Loan Bank under the Credit Agreement immediately before the Amendment Effective Date.
“2016 Increasing Revolving Credit Loan Bank” means each 2016 Existing Revolving Credit Loan Bank whose Revolving Credit Loan Commitment as shown on Annex A to the Amendment is greater than its existing Revolving Credit Loan Commitment immediately prior to the Amendment Effective Date.
“2016 Reducing Revolving Credit Loan Bank” means each 2016 Existing Revolving Credit Loan Bank other than a 2016 Departing Revolving Credit Loan Bank whose Revolving Credit Loan Commitment as shown on Annex A to the Amendment is smaller than its existing Revolving Credit Loan Commitment immediately prior to the Amendment Effective Date.
“Amendment” means Amendment No. 1 to the Credit Agreement, dated as of May 5, 2016 among the Borrower, the Bank Parties thereto, the Agent and the Collateral Agent.
“Amendment Effective Date” means the date that the Amendment becomes effective in accordance with Section 2 thereof.
“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Borrower’s Subsidiaries from time to time concerning or relating to anti-money laundering.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Borrower’s Subsidiaries from time to time concerning or relating to bribery or corruption.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Amendment Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (b) the United Nations Security Council; (c) the European Union; or (d) Her Majesty’s Treasury.
“Sanctioned Country” means at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Crimea, Cuba, Iran, North Korea, Sudan, and Syria).
“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury, (b) any Person located, organized or resident in, or any Governmental Entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 50% or more directly or indirectly owned by any Person described in clause (a) hereof.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(c)    The following definitions shall be amended and restated as follows:
“Additional Revolving Credit Banks” means a Revolving Credit Loan Bank identified as such on Appendix I hereto (as of immediately prior to the Amendment Effective Date).
“Bank” means (a) each lender listed on Appendix I hereto (as of immediately prior to the Amendment Effective Date) as having a Revolving Credit Loan Commitment on the Amendment and Restatement Effective Date, each Bank that is a “Term Loan Bank” under the Existing Bank Credit Agreement on the Amendment and Restatement Effective Date, each Assignee which becomes a Bank pursuant to Section 10.06(c), each Incremental Term Loan Bank and their respective successors and (b) without duplication, each 2016 Bank. Without limiting the generality of the foregoing, the term “Banks” shall not include any Departing Revolving Credit Loan Bank or 2016 Departing Revolving Credit Loan Bank.
“Departing Revolving Credit Loan Bank” shall mean each Existing Revolving Credit Loan Bank with a Revolving Credit Loan Commitment of $0 (zero) as shown on Appendix I hereto (as of immediately prior to the Amendment Effective Date).
“Financing Documents” means this Agreement, the Amendment, the Collateral Documents and the Notes.
“Increasing Revolving Credit Loan Bank” means each Existing Revolving Credit Loan Bank whose Revolving Credit Loan Commitment as shown on Appendix I hereto (as of immediately prior to the Amendment Effective Date) is greater than its existing Revolving Credit Loan Commitment immediately prior to the Amendment and Restatement Effective Date.
“London Interbank Offered Rate” means, for any date in respect of an Interest Period, the rate per annum equal to (i) the rate per annum equal to the rate determined by the Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average ICE Benchmark Administration Interest Settlement Rate (or successor thereto if such rate is no longer displayed) (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such date, (ii) in the event the rate referenced in the preceding sub-clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service which displays an average ICE Benchmark Administration Interest Settlement Rate (or successor thereto if such rate is no longer displayed) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such date or a rate determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period as determined by the Agent or (iii) in the event the rates referenced in the preceding sub-clauses (i) and (ii) are not available, the rate per annum at which the Agent could borrow funds in the London interbank market on such date, were it to do so by asking for and then accepting offers in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loans for which the London Interbank Offered Rate is then being determined and with maturities comparable to such period; provided that at no time shall the London Interbank Offered Rate in respect of Loans be deemed to be less than 0.00% per annum.
“Reducing Revolving Credit Loan Bank” means each Existing Revolving Credit Loan Bank other than a Departing Revolving Credit Loan Bank whose Revolving Credit Loan Commitment as shown on Appendix I hereto (as of immediately prior to the Amendment Effective Date) is smaller than its existing Revolving Credit Loan Commitment immediately prior to the Amendment and Restatement Effective Date.
(d)    The definition of “Reference Banks” shall be deleted in its entirety.
(e)    The definition of “Arranger Parties” shall be amended by adding the following language after “Merrill Lynch, Pierce, Fenner & Smith Incorporated”:
“(together with any affiliates it deems appropriate to provide the services contemplated herein)”.
(f)    The definition of “Defaulting Bank” shall be amended by deleting “or” immediately prior to clause (iii) of the first sentence and adding the following clause (iv) before the “.” at the end of the first sentence:
“, or (iv) become the subject of a Bail-In Action”.
(g)    The definition of “Termination Date” shall be amended by replacing “July 26, 2018” with “July 26, 2021.”
(h)    Section 2.01(a) shall be amended to add the following paragraph (vii):
(vii)(A) On the Amendment Effective Date, each 2016 Departing Revolving Credit Loan Bank and each 2016 Reducing Revolving Credit Loan Bank hereby sells and assigns, without recourse, to the 2016 Additional Revolving Credit Loan Banks and the 2016 Increasing Revolving Credit Loan Banks (collectively, the “2016 Assignee Revolving Credit Loan Banks”), and each of the 2016 Assignee Revolving Credit Loan Banks hereby purchases and assumes from such 2016 Departing Revolving Credit Loan Bank or 2016 Reducing Revolving Credit Loan Bank, such interests, rights and obligations with respect to the Total Outstandings and the Revolving Credit Loan Commitments of such 2016 Departing Revolving Credit Loan Bank or 2016 Reducing Revolving Credit Loan Bank on the Amendment Effective Date (all such interests, rights and obligations sold, purchased, assigned and assumed under the Revolving Credit Loan to be referred to herein as the “2016 Assigned Interests”), as shall be necessary, in order that, after giving effect to all such sales and assignments and purchases and assumptions (x) no 2016 Departing Revolving Credit Loan Bank holds any Total Outstanding Amount or Revolving Credit Loan Commitment and (y) each of the 2016 Additional Revolving Credit Loan Banks, the 2016 Increasing Revolving Credit Loan Banks, the 2016 Reducing Revolving Credit Loan Banks and the other 2016 Existing Revolving Credit Loan Banks will hold the principal amounts of Total Outstandings and amounts of Revolving Credit Loan Commitments set forth on Annex A to the Amendment. Such sales and assignments and purchases and assumptions shall be made on the terms set forth in Exhibit C-1 and shall comply, with Sections 10.06(c), notwithstanding any failure of such sales, assignments, purchases and assumptions to comply with (x) the minimum assignment requirement in Section 10.06(c), (y) the requirement to pay the processing and recordation fees referenced in Section 10.06(c) or (z) any requirement to execute and deliver an Assignment and Assumption in respect thereof. Without limiting the generality of the foregoing, each 2016 Additional Revolving Credit Loan Bank, each 2016 Departing Revolving Credit Loan Bank, the 2016 Increasing Revolving Credit Loan Banks and the 2016 Reducing Revolving Credit Loan Banks hereby makes the representations and warranties required to be made under paragraph 5 of Exhibit C-1 to this Agreement by an Assignor and Assignee, respectively, with respect to the 2016 Assigned Interests being assigned or assumed by such Revolving Credit Loan Bank hereunder;

(B) On the Amendment Effective Date, subject to the terms and conditions set forth herein, (x) to the extent any Total Outstandings are outstanding on such date, each 2016 Assignee Revolving Credit Loan Bank purchasing and assuming 2016 Assigned Interests pursuant to paragraph (vii)(A) above shall pay the purchase price for such 2016 Assigned Interests pursuant to such paragraph (vii)(A) (equal to the principal amount of such Total Outstandings with respect to such 2016 Assigned Interest) by wire transfer of immediately available funds to the Agent not later than 12:00 Noon (New York City time), (y) the Borrower shall pay all unpaid interest and fees and other amounts accrued to but excluding the Amendment Effective Date for the account of each (1) 2016 Departing Revolving Credit Loan Bank in respect of such 2016 Departing Revolving Credit Loan Bank’s 2016 Assigned Interests and (2) 2016 Reducing Revolving Credit Loan Bank in respect of such 2016 Reducing Revolving Credit Loan Bank’s 2016 Assigned Interests, in each case by wire transfer of immediately available funds to the Agent not later than 12:00 Noon (New York City time) and (z) the Agent shall pay to each of the 2016 Departing Revolving Credit Loan Banks and 2016 Reducing Revolving Credit Loan Banks selling and assigning such 2016 Assigned Interests pursuant to paragraph (vii)(A) above, out of the amounts received by the Agent pursuant to clauses (x) and (y) of this paragraph (vii)(B), the purchase price for the 2016 Assigned Interests assigned by such 2016 Departing Revolving Credit Loan Bank or 2016 Reducing Revolving Credit Loan Bank, pursuant to such paragraph (vii)(A) and, to the relevant 2016 Departing Revolving Credit Loan Banks and 2016 Reducing Revolving Credit Loan Banks, all unpaid interest and fees and other amounts accrued for the account of each 2016 Departing Revolving Credit Loan Bank and each 2016 Reducing Revolving Credit Loan Bank, to but excluding the Amendment Effective Date by wire transfer of immediately available funds to the account designated by such 2016 Departing Revolving Credit Loan Bank or 2016 Reducing Revolving Credit Loan Bank to the Agent not later than 5:00 p.m. (New York City time) on the Amendment Effective Date;
(C) Each of the parties hereto hereby consents to the sales, assignments, purchases and assumptions provided for in paragraphs (vii)(A) and (B) above, and agrees that each 2016 Increasing Revolving Credit Loan Bank and each 2016 Reducing Revolving Credit Loan Bank shall be a party to this Agreement and, to the extent of (x) the interests purchased by such 2016 Increasing Revolving Credit Loan Bank pursuant to such paragraphs, (y) held by such 2016 Increasing Revolving Credit Loan Bank prior to the Amendment Effective Date and not sold or assigned hereunder and (z) held by such 2016 Reducing Revolving Credit Loan Bank prior to the Amendment Effective Date and not sold or assigned hereunder, shall have the rights and obligations of a Revolving Credit Loan Bank under this Agreement;
(D) On the Amendment Effective Date, each 2016 Additional Revolving Credit Loan Bank by its signature to the Amendment becomes a Revolving Credit Loan Bank under this Agreement and agrees to the terms of this Agreement as amended hereby. Each reference to a “Revolving Credit Loan Bank” in this Agreement shall be deemed to include the 2016 Additional Revolving Credit Loan Banks; and
(E) On the Amendment Effective Date, the 2016 Departing Revolving Credit Loan Banks shall cease to be Revolving Credit Loan Banks under this Agreement.
Each Bank, by executing this Amendment hereby confirms that, on the Amendment Effective Date, after giving effect to (a) each 2016 Departing Revolving Credit Loan Bank’s and each 2016 Reducing Revolving Credit Loan Bank’s (as defined herein) sale and assignment of its Total Outstandings and Revolving Credit Loan Commitment and (b) each 2016 Assignee Revolving Credit Loan Bank’s (as defined herein) purchase and assumption of such Total Outstandings and Revolving Credit Loan Commitments, the Revolving Credit Commitment of such Bank shall be as set forth on Annex A hereto.
(i)    Section 2.03(g)(iv) shall be amended by adding the following proviso before the “.” at the end of the paragraph:
“; provided, further, that subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a non-Defaulting Bank as a result of such non-Defaulting Bank’s increased exposure following such reallocation.”.
(j)    Section 2.06(c) shall be amended and restated as follows:
Upon the occurrence and during the continuance of an Event of Default described in Section 6.01(a) or an Event of Default described in Section 6.01(g) or 6.01(h) with respect to the Borrower, the Borrower shall pay interest on (x) (i) the outstanding principal amount of each Base Rate Loan owing to each Bank Party, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Base Rate Loan pursuant to Section 2.06(a) above and (ii) to the fullest extent permitted by law, the amount of any interest that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on the Base Rate Loans on which such interest has accrued pursuant to Section 2.06(a) above and (y)(i) the outstanding principal amount of each Euro-Dollar Loan owing to each Bank Party payable on demand, at a rate per annum equal at all times to a rate per annum equal to the sum of 2% plus the Euro-Dollar Margin applicable to such Loan plus the Adjusted London Interbank Offered Rate applicable to such Euro-Dollar Loan (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the relevant rate applicable to Base Rate Loans) (the “Euro-Dollar Default Rate”) and (ii) to the fullest extent permitted by law, the amount of any interest that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, at a rate per annum equal to the Euro-Dollar Default Rate for the Euro-Dollar Loans on which such interest has accrued pursuant to Section 2.06(b) above.
(k)    Section 2.06(e) shall be replaced in its entirety by “[Reserved].”
(l)    Section 2.08 shall be amended and restated as follows:
The Borrower shall pay to the Agent, for the account of the Revolving Credit Loan Banks (other than Defaulting Banks), ratably in proportion to their Revolving Credit Loan Commitments, on any date, a commitment fee on the daily amount by which the aggregate amount of the Revolving Credit Loan Commitments exceeds the aggregate Total Outstandings, at (i) with respect to the period from and including the Amendment and Restatement Effective Date to but excluding the Amendment Effective Date, 0.50% per annum and (ii) from and after the Amendment Effective Date, the per-annum percentage set forth in the table below under the heading “Commitment Fee,” in each case under this clause (ii) based on the ratings assigned to the Facilities on such date by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services; provided that any commitment fee owing to a Revolving Credit Loan Bank which is a Defaulting Bank shall not be payable for any period during which such Bank remains a Defaulting Bank. Such commitment fee shall accrue from and including the Amendment Effective Date to but excluding the Revolving Credit Loan Termination Date (or earlier date of termination of the Revolving Credit Loan Commitments in their entirety). Accrued commitment fees under this Section 2.08 shall be payable quarterly in arrears on (A) the later of (x) each March 31, June 30, September 30 and December 31 and (y) the date that is three Domestic Business Days after receipt by the Borrower of the invoice relating to such date for the fee payable on such date, (B) the Revolving Credit Loan Termination Date and (C) upon the date of termination of the Revolving Credit Loan Commitments in their entirety.

Rating (Moody’s/S&P)	Commitment Fee
Baa3 (or higher)/BBB- (or higher)	0.375%
Ba1/BB+	0.375%
Ba2 (or lower)/BB (or lower)	0.500%

If the Facilities are rated by only one rating agency, the rating of such rating agency shall be used in determining the commitment fee. If the Facilities are rated by both such rating agencies and (x) the ratings differential is one level, the lower rating will apply or (y) the ratings differential is two levels or more, the midpoint rating will apply; provided that if there is no midpoint rating, the lower of the two intermediate ratings surrounding the midpoint will apply. If the Facilities are not rated by either of such rating agencies, the Facilities shall be deemed to be rated one level higher than (i) in the case of Moody’s Investors Service Inc., the Borrower’s corporate family rating and (ii) in the case of Standard & Poor’s Rating Services, the Borrower’s corporate credit rating and, in each case, the rules of the preceding two sentences shall apply to such deemed ratings. If the Facilities are not rated (or deemed rated in accordance with the preceding sentence) by either of such rating agencies, the commitment fee shall be with respect to any Revolving Credit Loan Commitments or Revolving Credit Loans the highest rate set forth in the table above.
(m)    A new Section 4.19 shall be added that states as follows:
Section 4.19 AML Laws; Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrower or any Subsidiary, or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower, or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower and its Subsidiaries are in compliance in all material respects with AML Laws, Anti-Corruption Laws and applicable Sanctions.
(n)    Section 5.05 shall be amended by adding the following sentence after the “.” at the end of the section:
“The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, AML Laws and applicable Sanctions.”.
(o)    Section 5.08 shall be amended by adding the following sentence after the “.” at the end of the section:
“The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country except to the extent permissible for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).”.
(p)    Section 8.01(a) shall be amended and restated as follows:
the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or
(q)    Section 8.04(a) shall be amended and restated as follows:
Any and all payments by the Borrower and any other Loan Party to or for the account of any Credit Party (which for purposes of this Section 8.04, shall include a Third Party Fronting Bank and its Assignees), the Agent or the Collateral Agent hereunder or under any other Financing Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Credit Party, the Agent and the Collateral Agent, (x) taxes imposed on its income (including branch profit taxes), franchise and similar taxes and other taxes imposed on it that, in any such case, would not have been imposed but for a material connection between such Credit Party, the Agent or the Collateral Agent (as the case may be) and the jurisdiction imposing such taxes (other than a material connection arising by reason of this Agreement or any other Financing Document or the receipt of payments made hereunder or thereunder or the exercise of any rights by a Credit Party, the Agent or the Collateral Agent (as the case may be) hereunder or thereunder) and (y) any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower or any other Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Financing Document to any Credit Party, the Agent or the Collateral Agent (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Credit Party, the Agent or the Collateral Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt or other satisfactory documentation evidencing payment thereof.
(r)    Section 8.04(d) shall be amended and restated as follows:
Each Credit Party that is organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of a Credit Party listed on the signature pages hereof or on or prior to the date on which it becomes a Credit Party in the case of each other Credit Party and in the case any Credit Party changes jurisdiction of its Applicable Lending Office and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Credit Party remains lawfully able to do so), shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W‑8BEN, Form W-8BEN-E, Form W-8IMY or Form W‑8ECI and any other certificate or statement of exemption specified by the Borrower and required by Treasury Regulation Section 1.1441‑4(a) or Section 1.1441‑6(c) or any subsequent version thereof, properly completed and duly executed by such Credit Party establishing that any payment under this Agreement or any other Financing Documents is (i) not subject to withholding under the Internal Revenue Code because such payment is effectively connected with the conduct by such Credit Party of a trade or business in the United States, or (ii) fully or partially exempt from United States tax under a provision of an applicable tax treaty, or (iii) not subject to withholding under the portfolio interest exception under Section 881(c) of the Internal Revenue Code (and, if such Credit Party delivers a Form W‑8BEN or Form W-8BEN-E claiming the benefits of exemption from United States withholding tax under Section 881(c), a certificate representing that such Credit Party is not a “bank” for purposes of Section 881(c) of the Internal Revenue Code, is not a 10‑percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code). Unless the Borrower and the Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Credit Party organized under the laws of a jurisdiction outside the United States. If a Credit Party is unable to deliver one of these forms or if the forms provided by a Credit Party at the time such Credit Party first becomes a party to this Agreement or at the time a Credit Party changes its Applicable Lending Office (other than at the request of the Borrower) or designates a Conduit Lender indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Credit Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such appropriate forms; provided, however, that (i) that should a Credit Party, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Credit Party shall reasonably request to assist such Credit Party to recover such Taxes and (ii) if at the effective date of a transfer pursuant to which a Credit Party becomes a party to this Agreement, the Credit Party assignor was entitled to payments under Section 8.04(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Credit Party assignee on such date. If a payment made to a Credit Party under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Credit Party shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Credit Party has complied with such Credit Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Amendment Effective Date.
(s)    A new paragraph 8.04(i) shall be added that states as follows:
For purposes of this Section 8.04, the term “applicable law” includes FATCA.
(t)    A new Section 10.19 shall be added that states as follows:
Section 10.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Agreement Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Agreement Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 2.    Conditions to Effectiveness. This Amendment shall become effective when, and only when, and as of the date (the “Amendment Effective Date”) on which:
(a)    the Agent shall have received counterparts of this Amendment executed by the Borrower, each 2016 Departing Revolving Credit Loan Bank and each Revolving Credit Loan Bank or, as to any of the Revolving Credit Loan Banks, advice satisfactory to the Agent that such Bank Party has executed this Amendment;
(b)    the Agent shall have received payment of all accrued fees and expenses of the Banks and the Arranger Parties (including the reasonable and accrued fees of counsel to the Agent invoiced on or prior to the date hereof);
(c)    each 2016 Departing Revolving Credit Loan Bank and each 2016 Reducing Revolving Credit Loan Bank shall have received payment in full of all accrued interest and fees owing to it under the Credit Agreement with respect to that portion of its Revolving Credit Loan Commitment being sold and assigned on the Amendment Effective Date;
(d)    each Bank that executes a counterpart to this Amendment on or before 5:00 p.m. (New York City time) on May 6, 2016, shall have received a commitment fee (based on the percentage set forth below for the original amount such Bank agreed to commit in respect of the Revolving Credit Loan Facility) of the amount of such Bank’s Revolving Credit Loan Commitment (as set forth on Annex A to the Amendment) as follows:

Bank’s Original Committed Amount	Commitment Fee
$75,000,000 or greater	0.50%
$50,000,000 to $74,999,999	0.375%
$25,000,000 to $49,999,999	0.25%

(e)    the Agent shall have received a favorable opinion or opinions of counsel to the Borrower addressed to the Agent and the Banks regarding the due authorization, execution and delivery and enforceability of this Amendment and other matters reasonably requested by the Agent;
(f)    the Agent shall have received a certificate signed by a duly authorized officer of the Borrower dated the Amendment Effective Date, to the effect that, after giving effect to this Amendment: (i) the representations and warranties contained in each of the Financing Documents are true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); and (ii) no Default has occurred and is continuing; and
(g)    the Agent shall have received certified copies of (A) the resolutions of the Board of Directors of the Borrower approving this Amendment and the matters contemplated hereby and (B) all other documents evidencing other necessary corporate action and governmental or other third party approvals and consents, if any, with respect to this Amendment and the matters contemplated hereby.
This Amendment is subject to the provisions of Section 10.05 of the Credit Agreement.
SECTION 3.    Representations and Warranties. The Borrower represents and warrants as follows:
(a)    The representations and warranties contained in each of the Financing Documents, after giving effect to this Amendment, are correct in all material respects on and as of the date of this Amendment, as though made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).
(b)    After giving effect to this Amendment, no Default has occurred and is continuing on the date hereof.
SECTION 4.    Reference to and Effect on the Financing Documents. On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Financing Documents to “the Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended hereby.
(a)    The Credit Agreement, the Notes and each of the other Financing Documents, as specifically modified by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Financing Documents, in each case as modified by this Amendment. Each of Borrower and AES BVI II (i) acknowledges and agrees that (A) each Financing Document to which it is a party is hereby confirmed and ratified and shall remain in full force and effect according to its respective terms, as amended pursuant to this Amendment and (B) the Collateral Documents do, and all of the Collateral does, and in each case shall continue to, secure the payment of all Secured Obligations on the terms and conditions set forth in the Collateral Documents, and (ii) hereby ratifies the security interests granted by it pursuant to the Collateral Documents and each of Borrower and AES BVI II hereby confirms and ratifies its continuing unconditional obligations under the Financing Documents with respect to all of the Secured Obligations.
(b)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Banks, nor constitute an amendment or waiver of any provision of the Credit Agreement or the other Financing Documents.
(c)    For purposes of determining withholding taxes imposed under FATCA, from and after the Amendment Effective Date, the Borrower and Agent shall treat (and the Credit Parties hereby authorize the Agent to treat) each Loan and the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
SECTION 5.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF THE COLLATERAL TRUSTEES OR THE AGENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
SECTION 7.    Execution in Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment
SECTION 8.    Costs and Expenses. The Borrower hereby agrees to pay all reasonable costs and expenses associated with the preparation, execution, delivery, administration, and enforcement of this Amendment, including, without limitation, the fees and expenses of the Collateral Trustees’ and the Agent’s counsel and other out-of-pocket expenses related hereto.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.
THE AES CORPORATION,
as Borrower

By:
Title:

GRANTOR:
AES INTERNATIONAL HOLDINGS II, LTD.,
as Grantor
By:
Title:

AGENTS:
CITIBANK, N.A.,
as Agent

By:
Title:
CITIBANK, N.A.,
as Collateral Agent
By:
Title:

as Bank

By:
Name:
Title:

Revolving Credit Loan Commitment under Credit Agreement
immediately prior to Amendment Effective Date:

$__________________________________

Revolving Credit Loan Commitment under Credit Agreement
on Amendment Effective Date:

$__________________________________

ANNEX A

REVOLVING CREDIT LOAN FACILITY

Associated Bank, N.A.                    $20,000,000
Bank of America, N.A.                    $70,000,000
Barclays Bank PLC                        $70,000,000
BNP Paribas                            $20,000,000
Citibank, N.A.                            $70,000,000
Crédit Agricole Corporate and Investment Bank        $20,000,000
Credit Suisse AG, Cayman Islands Branch            $70,000,000
Deutsche Bank AG New York Branch            $70,000,000
Goldman Sachs Bank USA                    $70,000,000
HSBC Bank USA, National Association            $20,000,000
JPMorgan Chase Bank, N.A.                    $70,000,000
Mizuho Bank, Ltd.                        $70,000,000
Morgan Stanley Bank, N.A.                    $70,000,000
MUFG Union Bank, N.A.                    $70,000,000
Société Générale                        $20,000,000